Exhibit 3.140

OPERATING AGREEMENT

OF

National Specialty Clinics, LLC

A Delaware Limited Liability Company

September 30, 2009

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page

14.02	Events of Dissolution or Liquidation	14

14.03	Liquidation	14

14.04	Certificate of Cancellation	15

ARTICLE XV	MISCELLANEOUS	15

15.01	Severability	15

15.02	General	15

15.03	Notices, Etc	15

15.04	Amendment	15

iii

OPERATING AGREEMENT

OF

National Specialty Clinics, LLC

A Delaware Limited Liability Company

This Operating Agreement (this “Agreement”) of National Specialty Clinics, LLC (the “Company”) is made and entered into pursuant to Delaware Code (the “Act”) and shall be effective as of September 30, 2009, by CRC Health Corporation, a Delaware corporation (“CRC”), as the sole member.

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below in this Article I. The singular when used in this Agreement shall also refer to the plural, and vice versa, as appropriate. All terms used in this Agreement which are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement.

“Act” shall mean the Delaware Code.

“Affiliate” shall mean, with respect to any Member: (a) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Member; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Member; (c) any partnership or limited liability company of which such Member or any other Person described in clause (a) or clause (b) of this definition is a general or managing partner, or a manager, as the case may be; and (d) any officer, director or partner in such Member.

“Agreed Value” means the fair market value of property as determined by the Members using such reasonable methods of valuation as they deem appropriate.

“Assignee” shall mean a person who has acquired a beneficial interest in a Company Interest in accordance with the provisions of Article VIII hereof, but who is not a Member.

“Book Depreciation” means the depreciation, cost recovery or amortization of assets allowable to the Company with respect to an asset for any period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted basis.

“Book Gain” or “Book Loss” means the gain or loss that would be recognized by the Company for federal income tax purposes as a result of sales or exchanges of its assets if its tax basis in such assets were equal to the Book Value of such assets.

“Book Value” means (a) as to property contributed to the Company, its Agreed Value, and (b) as to all other Company property, its adjusted basis for federal income tax purposes as reflected on the books of the Company. The Book Value of all Company assets shall be adjusted to equal their respective Agreed Values, as determined by the Members, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their Interest in the Company; and (c) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B). The Book Value of all assets shall be adjusted by the Book Depreciation taken into account with respect to such asset.

“Capital Account” means an individual capital account maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b) adopted pursuant to Section 704(b) of the Code.

“Capital Contributions” shall mean the amount of cash or Book Value of property a Member contributes to the capital of the Company.

“Certificate” shall mean the certificate of formation of the Company which is required to be filed pursuant to the Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future Federal tax law and, to the extent applicable, the Regulations.

“Company Interest,” as of any date, shall mean, with respect to any Member, the percentage ownership interest of such Member in the Company as of such date, including all of its rights and obligations under the Act and this Agreement. Each Member’s Company Interest shall be represented by the number of Units set forth on Exhibit A attached hereto.

“Distributions” means all cash and the Book Value of other property distributed to NSC arising from its Company Interest.

“Fiscal Year” shall mean the fiscal year of the Company which shall be the calendar year.

“Initial Member” shall mean CRC Health Corporation.

“Manager” shall mean initially CRC Health Management, Inc., a Delaware corporation, or such other Person as the Member may later appoint.

“Member” shall mean the Initial Member and any other Person that acquires a Company Interest and is admitted to the Company as a member in accordance with the terms of this Agreement.

“Net Income” or “Net Loss” shall mean, with respect to any fiscal period, the gross income, gains and losses of the Company, for such period, less all deductible costs, expenses and depreciation and amortization allowances of the Company for such period, as determined for federal income tax purposes, with the following adjustments: (a) any income of the Company that is exempt from federal income tax and is not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss; (b) any expenditures of the Company not deductible in computing taxable income or loss, not properly chargeable to capital account and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss; (c) if the Book Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, the depreciation and amortization allowances to be deducted from gross income with respect to such asset shall be Book Depreciation; and (d) Book Gain or Book Loss shall be used instead of taxable gain or loss. If such amount shall be greater than zero, it shall be known as a “Net Income” and if such amount shall be less than zero, it shall be known as “Net Loss.”

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership or any other legal entity.

“Regulations” shall mean the regulations, including temporary regulations promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“Units” shall mean the number of units representing the Company Interest held by a Member. Each Unit shall represent 1% of the total outstanding Company Interest.

ARTICLE II

CONTINUATION AND PURPOSE

2.01 Formation. The Initial Member hereby organizes a limited liability company pursuant to the Act. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of the Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. Simultaneously with the execution and delivery of this Agreement, NSC shall be admitted as the sole member of the Company.

2.02 Limited Liability Company Agreement. This Agreement shall constitute the “limited liability company agreement” of the Company within the meaning of the Act for all purposes including, without limitation, so long as there is only one Member, for classification of the Company as a “domestic eligible entity” that is disregarded as an entity separate from its owner for federal and all relevant state income tax purposes.

2.03 Name. The name of the Company is stated in the preamble.

2.04 Principal Office. The registered office required to be maintained by the Company in the state of West Virginia pursuant to the Act shall initially be located at c/o National Registered Agents, Inc. 300 Kanawha Blvd., Charleston, WV 24321. The registered agent shall initially be National Registered Agents, Inc. 300 Kanawha Blvd., Charleston, WV 25321. The principal executive office of the Company shall be at 20400 Stevens Creek Blvd., Suite 600, Cupertino, California 95014.

2.05 Term. The term of the Company commenced on the date of filing of the Certificate with the Secretary of State of West Virginia, and shall continue unless terminated as hereinafter provided.

2.06 Purposes of Company. The Company is permitted to engage in any lawful acts or activities and to exercise any powers permitted to limited liability companies under the laws of the State of West Virginia.

2.07 Certificate. The Manager shall cause the Certificate to be filed or recorded in any other public office where filing or recording is required.

2.08 Address of the Initial Member. The address of the Initial Member is 20400 Stevens Creek Blvd., Suite 600, Cupertino, California 95014.

2.09 Foreign Qualification. The Manager shall take all necessary actions to cause the Company to be qualified to conduct business legally in any jurisdictions where the nature of the Company’s business requires such qualification.

ARTICLE III

MEMBERS’ CAPITAL

3.01 Capital Contribution. The Members shall be obligated to make only such capital contributions to the Company as the Members shall agree to in writing. The Initial Member shall be credited with one hundred percent (100%) of the existing capital of the Company.

3.02 Additional Capital Contributions. The Members shall not be required to contribute additional capital to the Company. The Members shall not be obligated to restore any deficit balance in their Capital Accounts.

ARTICLE IV

STATUS OF MEMBERS AND MANAGER

4.01 Limited Liability. Neither the Members nor the Manager shall be bound by or personally liable for, the expenses, liabilities or obligations of the Company. Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Members nor the Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as the Manager of the Company. The Members shall be liable to the Company for the capital contributions specified in Section 3.01 and as may otherwise be required pursuant to the Act. Neither the Members nor the Manager shall be liable for any debts, obligations and liabilities, whether arising in contract, tort or otherwise, of any other Member or any Manager of the Company. The Members shall not be required to loan the Company any funds.

4.02 Return of Distributions of Capital. A Member may, under certain circumstances, be required by law to return to the Company for the benefit of the Company’s creditors, amounts previously distributed. No Member shall be obligated to pay those distributions to or for the account of the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return or pay over any part of those distributions, it shall be the obligation of such Member. Any payment returned to the Company or made directly by a Member to a creditor of the Company shall be deemed a Capital Contribution by such Member.

4.03 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Manager as set forth in this Agreement.

ARTICLE V

COMPENSATION TO THE MEMBERS AND MANAGER

Neither the Members nor the Manager shall receive any compensation directly or indirectly in connection with the formation, operation, and dissolution of the Company except as expressly specified in this Agreement.

ARTICLE VI

COMPANY EXPENSES

6.01 Reimbursement. The Company shall reimburse the Members for all out-of-pocket costs and expenses reasonably incurred by it in connection with the operation and funding of the Company, including any legal fees and expenses.

6.02 Operating Expenses. The Company shall pay the operating expenses of the Company which may include, but are not limited to: (i) all reasonable salaries, compensation and fringe benefits of personnel employed by the Company and involved in the business of the Company; (ii) all costs of funds borrowed by the Company and all taxes and other assessments on the Company’s assets and other taxes applicable to the Company; (iii) reasonable legal, audit and accounting fees; (iv) the cost of insurance as required in connection with the business of the Company; (v) reasonable expenses of revising, amending, or modifying this Agreement or terminating the Company; (vi) reasonable expenses in connection with distributions made by the Company, and communications necessary in maintaining relations with Members and outside parties, (vii) reasonable expenses in connection with preparing and mailing reports required to be furnished to Members for investor, tax reporting or other purposes, or other reports to Members; (viii) reasonable costs incurred in connection with any litigation in which the Company is involved, as well as any examination, investigation or other proceedings conducted by any regulatory agency with jurisdiction over the Company, including legal and accounting fees incurred in connection therewith; (ix) property management fees; and (x) reasonable expenses of professionals employed by the Company in connection with any of the foregoing, including attorneys, accountants and appraisers.

ARTICLE VII

ALLOCATION OF INCOME AND LOSS; DISTRIBUTIONS

7.01 Distributions. All Distributions shall be paid to the Initial Member. If there is more than one Member, the Members shall amend this Section 7.01 to reflect the Members’ agreement regarding payment of Distributions.

7.02 Allocations of Net Income and Net Losses. Net Income and Net Losses of the Company for each Fiscal Year shall be allocated 100% to the Initial Member. If there is more than one Member, the Members shall amend this Section 7.02 to reflect the Members’ agreement regarding allocation of Net Income and Net Losses of the Company.

ARTICLE VIII

ASSIGNMENT OF COMPANY INTERESTS

8.01 Assignment. A Member may assign (whether by sale, exchange, gift contribution, distribution or other transfer, including a pledge or other assignment for security purposes) all or any part of its Company Interest.

8.02 Assignee. Provided the provisions of this Article VIII have been complied with, an Assignee shall be entitled to receive distributions of cash or other property, and allocations of Net Income and Net Losses, from the Company attributable to the assigned Company Interests from and after the effective date of the assignment in accordance with Article VII, but an Assignee shall have no other rights of a Member herein, such as rights to any information, an accounting, inspection of books or records or voting as a Member on matters set forth herein or by law, until such Assignee is admitted as a Member pursuant to the provisions of Article X; except that an Assignee shall have the right solely to receive a copy of the annual financial statements required herein to be provided the Members. The Company shall be entitled to treat the assignor as the absolute owner of the Company Interests in all respects, and shall incur no liability for distributions, allocations of Net Income or Net Losses, or transmittal of reports and notices required to be given to Members which are made in good faith to the assignor until the effective date of the assignment, or, in the case of the transmittal of reports (other than the financial statements referred to above) or notices, until the Assignee is so admitted as a substitute Member. The effective date of an assignment shall be the first day of the calendar month following the month in which the Member has received an executed instrument of assignment in compliance with this Article VIII or the first day of a later month if specified in the executed instrument of assignment. The Assignee shall be deemed an Assignee on the effective date, and shall be only entitled to distributions, Net Income or Net Losses attributable to the period after the effective date of assignment. Each Assignee will inherit the balance of the Capital Account, as of the effective date of Assignment, of the Assignor with respect to the Company Interest transferred.

8.03 Collateral Assignment. Notwithstanding anything to the contrary in the foregoing Section 8.02 and to the extent permitted by the Act, in the event a Member pledges its Company Interest or its Units, or assigns its Company Interests or its Units for security purposes, or otherwise encumbers its Company Interest or its Units, to a Member’s lenders that provide financing to such Member (the “Lenders”), (i) such Member may physically deliver the certificate or certificates representing its Units to its Lenders; (ii) the provisions of Article X shall not apply to the admission of any such Lender as a Member upon the exercise by such Lender of any rights and remedies under any of the Member’s agreements with such Lender; (iii) such Lender shall be entitled to become a member of the Company and otherwise effect the transfer of the assigning Member’s Company Interest and Units to such Lender or such other Person as Lender may select consistent with the terms of the Member’s agreements with such Lender upon the exercise by such Lender of any rights and remedies under any of the Member’s agreements with such Lender, and such Lender or other Person may thereafter exercise all rights and other entitlements of membership in the Company pertaining thereto, in all cases without being required to comply with the provisions of Article X or to make any required Capital Contributions; and (iv) such Lenders or other Persons to whom the Company Interest or Units are transferred by Lender shall be deemed Members without further action upon the effectiveness of such transfer.

8.04 Other Consents and Requirements. Any assignment, sale, transfer, exchange or other disposition of any Company Interest in the Company or the Units must be in compliance with any requirements imposed by any state securities administrator having jurisdiction over the assignment, sale, transfer, exchange or other disposition of the Company Interest or the Units, and the United States Securities and Exchange Commission.

ARTICLE IX

ISSUANCE OF UNIT CERTIFICATES

9.01 Unit Certificates. Each Member shall be issued a certificate or certificates for Units to denominate such Member’s Company Interest. The names of each Member and the number of Units held by such Member, together with the certificate number of each Unit certificate issued to such Member shall be set forth on Exhibit A attached hereto. All certificates shall be signed in the name of the Company by the President and the Chief Financial Officer or Secretary of the Manager, certifying the number of Units owned by the Unit holder. Any or all of the signatures on a certificate may be by facsimile signature.

9.02 Restrictive Legend. In order to reflect the restrictions on disposition of the Units as set forth in this Agreement, the certificates for the Units will be endorsed with a restrictive legend, including without limitation one or both of the following:

“THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE HOLDER OF THESE UNITS MAY BE REQUIRED TO DELIVER TO THE COMPANY, IF THE COMPANY SO REQUESTS, AN OPINION OF COUNSEL (REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY) TO THE EFFECT THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT

(OR QUALIFICATION UNDER STATE SECURITIES LAWS) IS AVAILABLE WITH RESPECT TO ANY TRANSFER OF THESE UNITS THAT HAS NOT BEEN SO REGISTERED (OR QUALIFIED).

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH HOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE RIGHTS OF THE UNITS. THE UNITS EVIDENCED HEREBY ARE SUBJECT TO AN OPERATING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY). FOR ALL PURPOSES, THIS CERTIFICATE AND THE UNITS IT REPRESENTS SHALL BE DEEMED A SECURITY OR SECURITIES GOVERNED BY ARTICLE VIII OF THE UNIFORM COMMERCIAL CODE.”

9.03 Additional Legends. If required by the authorities of any state in connection with the issuance of the Units, the legend or legends required by such state authorities shall also be endorsed on all such certificates.

9.04 Lost Certificates. Except as provided in this Section 9.04, no new certificate for Units shall be issued in lieu of an old certificate unless the latter is surrendered to the Company and canceled at the same time. The Company may, in case any Unit certificate or certificates is lost, stolen or destroyed, authorize the issuance of a new certificate in lieu thereof, upon such terms and conditions as the Company may require, including provision for indemnification of the Company sufficient to protect the Company against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

9.05 Uniform Commercial Code. For all purposes under this Agreement and any agreement between the Company and its lenders, all of the Company Interests in the Company and the Units issued by the Company representing the same shall be deemed a security or securities governed by Article VIII of the Uniform Commercial Code.

ARTICLE X

ADMISSION OF ASSIGNEE AS MEMBER

10.01 Requirements. An Assignee may not become a Member unless all of the following conditions are first satisfied:

(a) A duly executed and acknowledged written instrument of assignment is filed with the Company, specifying the Company Interest and the Units being assigned and setting forth the intention of the Assignor that the Assignee succeed to Assignor’s interest as a substitute Member;

(b) The Assignor and Assignee shall execute and acknowledge any other instruments that the Company deems necessary or desirable for substitution, including the written acceptance and adoption by the Assignee of the provisions of this Agreement;

(c) The admission of the Assignee is approved by the Members;

(d) Payment of a transfer fee to the Company, sufficient to cover all reasonable expenses connected with the substitution; and

(e) Compliance with Article VIII of this Agreement.

10.02 Issuance of Unit Certificates to Assignees. An Assignee shall be issued a certificate or certificates for the Units it acquires upon satisfaction of the requirements set forth in Section 10.01 and compliance with the requirements of Section 9.04.

ARTICLE XI

BOOKS, RECORDS, ACCOUNTING AND REPORTS

11.01 Books and Records. The Company shall maintain at its principal office all of the following:

(a) A current list of the full name and last known business or residence address of each Member set forth in alphabetical order together with the Capital Contributions and Company Interest owned by each Member;

(b) A copy of the Certificate, this Agreement and any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which any certificate or amendment has been executed;

(c) Copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years;

(d) The financial statements of the Company for the six most recent fiscal years;

(e) The Company books and records for at least the current and past three fiscal years.

11.02 Delivery to Members and Inspection.

(a) Upon the request of a Member, the Company shall promptly deliver to the requesting Member a copy of the information required to be maintained by Section 11.01, except for Section 11.01(e).

(b) Each Member, or his duly authorized representative, has the right, upon reasonable request, to each of the following:

(1) Inspect and copy during normal business hours any of the Company records; and

(2) Obtain from the Company, promptly after becoming available, a copy of the Company’s federal, state and local income tax or information returns for each year.

(c) The Company shall send to each Member within eighty-five (85) days after the end of each Fiscal Year the information necessary for the Member to complete its federal and state income tax or information returns. The Company shall use its best efforts to send to each Member such information within seventy-five (75) days after the end of each Fiscal Year.

11.03 Annual Statements. The Company shall cause to be prepared for the Members at least annually, at Company expense financial statements of the Company. The financial statements will include a balance sheet, statements of income or loss, cash flows and Members’ equity.

11.04 Bank Accounts. The Company shall maintain appropriate accounts at one or more financial institutions for all funds of the Company as determined by the Manager. Such accounts shall be used solely for the business of the Company. Withdrawals from such accounts shall be made only upon the signature of those persons authorized by the Manager.

11.05 Tax Returns. The Manager shall cause any federal, state or local income tax returns of the Company to be prepared and filed on behalf of the Company, and it shall cause copies of such returns to be furnished to each of the Members.

11.06 Disregarded Entity for Federal and State Income and Franchise Tax Purposes. The Initial Member intends that, so long as there is only one Member, the Company shall be treated as a “domestic eligible entity” that is disregarded as an entity separate from its owner (a “Disregarded Entity”) for federal, state and local income and franchise tax purposes and shall take all reasonable action, including the amendment of this Agreement and the execution of other documents but without changing the economic relationships created by, or the essential terms of, this Agreement, as may be reasonably required to qualify for and receive treatment as a Disregarded Entity for federal income tax purposes.

ARTICLE XII

DESIGNATION OF RIGHTS, AUTHORITIES, POWERS,

RESPONSIBILITIES, DUTIES AND LIMITATIONS OF THE MANAGER

12.01 Authority of Manager.

(a) The Manager shall have the exclusive authority to manage the operations and affairs of the Company, shall have the power on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company, and shall have all authority, rights, and powers conferred by law and those required or appropriate for the management of the Company business.

(b) The Members agree that all determinations decisions and actions made or taken by the Manager in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives.

12.02 Acts of Manger. The Manager is the agent of the Company for the purpose of its business, and the acts of the Manger in carrying on the usual business of the Company shall bind the Company, unless (1) the Manager has in fact no authority to act on behalf of the Company in the particular matter, and (2) the person with whom the Manager is dealing has knowledge of the fact that the Manager has no such authority.

12.03 Expenses. The Company will pay, or will reimburse the Manager for all costs and expenses incurred by the Manager in connection with the organization and operations of the Company.

12.04 Matters Requiring Consent. Notwithstanding any other provision of this Agreement to the contrary, actions or decisions with respect to any of the following matters shall require the prior written consent of the Initial Member:

(a) amendment of this Agreement, the Certificate or other organizational documents of the Company;

(b) the admission of additional Members to the Company;

(c) the voluntary bankruptcy or entering into receivership of the Company;

(d) the sale or exchange, or other disposition or transfer of all or substantially all of the assets of the Company;

(e) approval of any merger, consolidation, exchange or reclassification of interest or shares involving the Company, or any other form of reorganization or recapitalization involving the Company;

(f) the dissolution or liquidation of the Company other than as set forth in this Agreement; and

(g) any approval by the Company of any assignment or other transfer, whether voluntarily, involuntarily or by operation of law, by any person of such person’s rights, obligations or duties under any agreement between such person and the Company, consent to which by the Initial Member may be given or withheld in the sole and absolute discretion of the Initial Member.

12.05 Officers.

(a) The Manager may appoint officers of the Company at any time. The officers of the Company, if deemed necessary by the Manager may include a president, one or more vice presidents, secretary and one or more assistant secretaries, and chief financial officer (and one or more assistant treasurers). Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Manager.

(b) Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Manager at any time. Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(c) The president shall be the chief executive officer of the Company, and shall, subject to the control of the Manager, have general and active management of the business of the Company and shall see that all orders and resolutions of the Manager are carried into effect. The president shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by a Manager or this Agreement. The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof shall be expressly delegated by the Manager to some other officer or agent of the Company.

(d) The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the Manager, shall, in the absence or disability of the president, perform the duties and exercise the powers of the president and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

(e) The secretary shall attend all meetings of the Members, and shall record all the proceedings of the meeting in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The secretary shall give or cause to be given, notice of all meetings of the Members and shall perform such other duties as may be prescribed by the Manager. The secretary shall have custody of the seal, if any, of the Company and the Secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may he attested by his or her signature. The secretary shall keep, or cause to be kept at the principal executive office or at the office of the Company’s transfer agent or registrar, as determined by the Manager, all documents described in Section 11.01 and such other documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the Manager. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

(f) The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, Capital Accounts and Company Interests. The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager. The chief financial officer shall disburse the funds of the Company as may be ordered by the Manager. The chief financial officer shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in this Agreement from time to time by the Manager. The chief financial officer shall have the general duties, powers and responsibilities of a chief financial officer of a corporation, and shall be the chief financial and accounting officer of the Company.

ARTICLE XIII

RIGHTS, POWERS AND VOTING RIGHTS OF THE MEMBERS

13.01 Request for Vote. In the event there is more than one Member, any Member holding in the aggregate a Company Interest which equals or exceeds five percent (5%) may call a meeting of the Members for a vote, or may call for a vote without a meeting. In either event, such Member shall establish a date for the meeting on which votes shall be counted and shall mail by first class mail a notice to all Members of the time and place of the Company meeting, if called, and the general nature of the business to be transacted, or if no such meeting has been called, of the matter or matters to be voted and the date which the votes will be counted.

13.02 Procedures. In the event there is more than one Member, each Member shall be entitled to cast one vote for each full Unit held of record by such Member: (i) at a meeting, in person, by written proxy or by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the Company prior to such meeting, or (ii) without a meeting, by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the Company prior to the date on which the votes of Members are to be counted. Only the votes of Members of record on the notice date, whether at a meeting or otherwise, shall be counted.

13.03 Action By Consent. Notwithstanding anything to the contrary contained in this Article XIII, any action or approval required or permitted by this Agreement to be taken or given by the Initial Member or at any meeting of Members (whether by vote or consent), may be taken or given without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken or approval so given, shall be signed by the Initial Member, or if there is more than one Member, by Members owning Company Interests having not less than the minimum number of votes that would be necessary to authorize or take such action or give such approval at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the taking of any action or the giving of any approval without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

ARTICLE XIV

DISSOLUTION OF THE COMPANY

14.01 Termination of Membership. No Member shall resign from the Company, or take any voluntary action to commence bankruptcy proceedings or dissolve itself. The bankruptcy of a Member shall not be considered a withdrawal by such Member from the Company and such Member shall continue to be a Member of the Company. If any Member ceases to be a Member for any reason, the business of the Company shall be continued by the remaining Members, provided, however, if there are no remaining Members, the successor in interest to the last remaining Member may elect to continue the business.

14.02 Events of Dissolution or Liquidation. The Company shall be dissolved upon the happening of any of the following events:

(a) The failure of the successor-in-interest to the last remaining Member to continue the Company in accordance with the provisions of Section 14.01 hereof after the termination of such Member’s membership;

(b) The sale, exchange, or other disposition or transfer of all or substantially all of the assets of the Company;

(c) Upon the unanimous consent of the Members; or

(d) Subject to any provision of this Agreement that limits or prevents dissolution, the happening of any event that, under the Act caused the dissolution of a limited liability company.

14.03 Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to windup its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company business, discharge of its liabilities and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member within thirty (30) days after the dissolution. Such accounting and statements shall be prepared under the direction of the Member or, by a liquidating trustee selected by unanimous consent of the Members. The Company property and assets and/or the proceeds from the liquidation thereof shall be applied in the following order of priority:

(a) First, payment of the debts and liabilities of the Company, in the order of priority provided by law (including any loans by the Members to the Company) and payment of the expenses of liquidation;

(b) Second, setting up of such reserves as the Manager or liquidating trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligation or liability not then due and payable; provided, however, that any such reserve shall be paid over by the Manager or liquidating trustee to an escrow agent, to be held by such escrow agent for the purpose of disbursing such reserves in payment of such liabilities, and, at the expiration of such escrow period as the Manager or liquidating trustee shall deem advisable but not to exceed one calendar year, to distribute the balance thereafter remaining in the manner hereinafter provided; and

(c) Third, to the Members in accordance with the provisions of Section 7.01.

14.04 Certificate of Cancellation. As soon as possible (but in no event later than 90 days) following the completion of the winding up of the Company, the Manager (or any other appropriate representative of the Company) shall execute a certificate of cancellation in the form prescribed by the Act and shall file the same with the office of the Secretary of State of the State of West Virginia.

ARTICLE XV

MISCELLANEOUS

15.01 Severability. If any term or provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remainder of this Agreement.

15.02 General. This Agreement: (i) shall be binding on the executors, administrators, estates, heirs and legal successors of the Members and Manager; (ii) be governed by and construed in accordance with the laws of the State of West Virginia (without regard to principles of conflict of laws); (iii) may be executed in more than one counterpart as of the day and year first above written; and (iv) contains the entire limited liability company agreement with respect to the Company. The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

15.03 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, confirmation of telex or telecopy, or upon the fifth day following mailing by registered mail, postage prepaid, addressed (a) if to any Member at such addresses as set forth on the records of the Company, or at such other address as any Member shall have furnished to the Company in writing, (b) if to the Company or the Manager, at 20400 Stevens Creek Blvd., Suite 600, Cupertino, California 95014.

15.04 Amendment. This Agreement may only be modified or amended if approved by all of the Members.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has adopted this Operating Agreement as of the day and year first set forth above.

MEMBER:	CRC Health Corporation,
a Delaware corporation

	By:	/s/ Kevin Hogge

Kevin Hogge
Chief Financial Officer

ACKNOWLEDGED AND AGREED:

MANAGER:	CRC Health Management, Inc.,
a Delaware corporation

	By:	/s/ Kevin Hogge

Kevin Hogge
Chief Financial Officer

EXHIBIT A

MEMBERS

Member	Member’s Company Interest	Number of Units	Certificate Number

CRC Health Corporation	100%	100	1